                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             IMPACTHEALTH.COM, INC.,

                             CHOLESTECH CORPORATION

                                       AND

                                 WELLCHECK INC.

                                DECEMBER 23, 2002
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                                TABLE OF CONTENTS

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                                                                                                                   PAGE
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ARTICLE I  DEFINITIONS...........................................................................................   1

ARTICLE II  PURCHASE AND SALE OF COMPANY SHARES..................................................................   5

         2.1  Basic Transaction..................................................................................   5

         2.2  Purchase Price.....................................................................................   6

         2.3  Additional Consideration...........................................................................   6

         2.4  Earnout Payment....................................................................................   6

         2.5  The Closing........................................................................................   7

         2.6  Deliveries at the Closing..........................................................................   7

         2.7  Excluded Assets and Liabilities....................................................................   8

ARTICLE III  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION...........................................   9

         3.1  Representations and Warranties of the Seller.......................................................   9

         3.2  Representations and Warranties of the Buyer........................................................  10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY................................................  11

         4.1  Organization, Qualification, and Corporate Power...................................................  11

         4.2  Capitalization.....................................................................................  11

         4.3  Noncontravention...................................................................................  11

         4.4  Brokers' Fees......................................................................................  12

         4.5  Title to Assets....................................................................................  12

         4.6  Financial Statements...............................................................................  12

         4.7  Events Subsequent to Most Recent Fiscal Year End...................................................  12

         4.8  Undisclosed Liabilities............................................................................  13

         4.9  Legal Compliance...................................................................................  13

         4.10  Tax Matters.......................................................................................  13

         4.11  Real Property.....................................................................................  14

         4.12  Intellectual Property.............................................................................  15

         4.13  Contracts.........................................................................................  17

         4.14  [RESERVED]........................................................................................  16

         4.15  Powers of Attorney................................................................................  17
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
         4.16  Insurance.........................................................................................  17

         4.17  Litigation........................................................................................  17

         4.18  Product Liability.................................................................................  18

         4.19  Employees.........................................................................................  18

         4.20  Employee Benefits.................................................................................  18

         4.21  Guaranties........................................................................................  20

         4.22  Environmental, Health, and Safety Matters.........................................................  20

         4.23  Tangible Assets...................................................................................  20

         4.24  Certain Business Relationships with the Company...................................................  20

         4.25  Disclosure........................................................................................  20

ARTICLE V  [RESERVED]............................................................................................  20

ARTICLE VI  POST-CLOSING COVENANTS...............................................................................  21

         6.1  General............................................................................................  21

         6.2  Litigation Support.................................................................................  21

         6.3  Transition.........................................................................................  21

         6.4  Confidentiality....................................................................................  21

         6.5  Press Releases and Public Announcements............................................................  21

         6.6  Covenant Not to Compete............................................................................  22

         6.7  Buyer Note.........................................................................................  22

         6.8  Agreements Relating to Employees and Employee Plans................................................  22

         6.9  Buyer as Seller's Preferred Provider...............................................................  22

         6.10 Trademarks.........................................................................................  22

         6.11 Release............................................................................................  23

ARTICLE VII  DELIVERIES AT CLOSING...............................................................................  24

         7.1  Deliveries of the Seller...........................................................................  24

         7.2  Deliveries of the Buyer............................................................................  25

ARTICLE VIII  REMEDIES FOR BREACHES OF THIS AGREEMENT............................................................  25

         8.1  Survival of Representations and Warranties.........................................................  25

         8.2  Indemnification Provisions for Benefit of the Buyer................................................  26

         8.3  Indemnification Provisions for Benefit of the Seller...............................................  26

         8.4  Indemnification Procedures.........................................................................  26

         8.5  Matters Involving Third Parties....................................................................  27

         8.6  Indemnity Offset Against Buyer Note................................................................  28

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
         8.7  Resolution of Conflicts: Arbitration...............................................................  29

ARTICLE IX  TAX MATTERS..........................................................................................  29

         9.1  Tax Periods Ending on or Before the Closing Date...................................................  29

         9.2  Tax Periods Beginning Before and Ending After the Closing Date.....................................  30

         9.3  Cooperation on Tax Matters.........................................................................  30

         9.4  Tax Sharing Agreements.............................................................................  31

         9.5  Certain Taxes......................................................................................  31

         9.6  Section 338(h)(10) Election........................................................................  31

ARTICLE X  MISCELLANEOUS.........................................................................................  31

         10.1  No Third-Party Beneficiaries......................................................................  31

         10.2  Entire Agreement..................................................................................  32

         10.3  Succession and Assignment.........................................................................  32

         10.4  Counterparts......................................................................................  32

         10.5  Headings..........................................................................................  32

         10.6  Notices...........................................................................................  32

         10.7  Governing Law.....................................................................................  33

         10.8  Amendments and Waivers............................................................................  33

         10.9  Severability......................................................................................  33

         10.10  Expenses.........................................................................................  33

         10.11  Construction.....................................................................................  34

         10.12  Incorporation of Exhibits, Annexes, and Schedules................................................  34

         10.13  Specific Performance.............................................................................  34

         10.14  Submission to Jurisdiction.......................................................................  34

Exhibits
--------
Exhibit 2.2          --   Form of Buyer Note
Exhibit 6.8          --   Business Employees
Exhibit 7.1(c)       --   Form of Releases
Exhibit 7.1(d)       --   Form of Supply Agreement
Exhibit 7.1(e)       --   Form of Opinion of Counsel to the Seller
Disclosure Schedule  --   Exceptions to Representations and Warranties Concerning the Company

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on December 23, 2002 by and among ImpactHealth.com, Inc., a Pennsylvania corporation (the "Buyer"), Cholestech Corporation, a California corporation (the "Seller"), and WellCheck Inc., a California corporation (the "Company") and a wholly owned subsidiary of the Seller. The Buyer, the Seller and the Company are referred to collectively herein as the "Parties."

                                    RECITALS

         A. The Seller owns all of the outstanding capital stock of the Company.

         B. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for the Buyer Note and additional consideration from the Buyer.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         1.2 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.3 "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         1.4      "Assumed Contracts" has the meaning set forth in Section
2.6 below.

         1.5 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         1.6 "Business Employees" has the meaning set forth in Section 6.8(a) below.

         1.7      "Buyer" has the meaning set forth in the preface above.

         1.8      "Buyer Note" has the meaning set forth in Section 2.2 below.

         1.9      "Closing" has the meaning set forth in Section 2.4 below.

         1.10     "Closing Date" has the meaning set forth in Section 2.4 below.

         1.11     "Code" means the Internal Revenue Code of 1986, as amended.

         1.12 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         1.13     "Company" has the meaning set forth in the preface above.

         1.14 "Company Share" means any share of the Common Stock, no par value per share, of the Company.

         1.15 "Disclosure Schedule" has the meaning set forth in Article IV below.

         1.16 "Earnout Certificate" has the meaning set forth in Section 2.4(a) below.

         1.17 "Earnout Dispute Notice" has the meaning set forth in Section 2.4(b) below.

         1.18 "Earnout Payment" has the meaning set forth in Section 2.4(c) below.

         1.19 "Earnout Performance" has the meaning set forth in Section 2.4(a) below.

         1.20 "Earnout Period" has the meaning set forth in Section 2.4(a) below.

         1.21     "Earnout Purchase Price" has the meaning set forth in Section
2.2 below.

         1.22     "Election" has the meaning set forth in Section 9.6 below.

         1.23 "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         1.24 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

         1.25 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

         1.26 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         1.27 "Employment Offer" has the meaning set forth in Section 6.8(a) below.

         1.28 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.29 "ERISA Affiliate" means each entity which is treated as a single employer with the Company for purposes of Code Section 414(b), (c), (m) or (o).

         1.30     "Excess Loss Account" has the meaning set forth in Reg.
Section 1.1502-19.

         1.31 "Excluded Assets and Liabilities" has the meaning set forth in Section 2.6 below.

         1.32     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         1.33 "Final Earnout Performance" has the meaning set forth in Section 2.4(b) below.

         1.34     "Financial Statements" has the meaning set forth in Section
4.6 below.

         1.35 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.36 "Indemnified Party" has the meaning set forth in Section 8.4 below.

         1.37 "Indemnifying Party" has the meaning set forth in Section 8.4 below.

         1.38 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.39 "Knowledge" means actual knowledge after reasonable investigation.

         1.40 "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued,

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whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.41 "Maximum Liability" has the meaning set forth in Section 8.6 below.

         1.42     "Minimum Claim Amount" has the meaning set forth in Section
8.6 below.

         1.43 "Modifications" means modifications, translations, derivative works, improvements, upgrades, enhancements, fixes, patches, extensions, customizations, abridgements or new versions with significant additional features or capability.

         1.44 "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         1.45 "Most Recent Financial Statements" has the meaning set forth in Section 4.6 below.

         1.46 "Most Recent Fiscal Month End" has the meaning set forth in Section 4.6 below.

         1.47 "Most Recent Fiscal Year End" has the meaning set forth in Section 4.6 below.

         1.48     "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

         1.49 "New Business" has the meaning set forth in Section 2.4(d) below.

         1.50 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.51     "Party" has the meaning set forth in the preface above.

         1.52     "PBGC" means the Pension Benefit Guaranty Corporation.

         1.53 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.54     "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

         1.55 "Purchase Price" has the meaning set forth in Section 2.2 below.

         1.56     "Releases" has the meaning set forth in Section 7.1(c) below.

         1.57     "Reportable Event" has the meaning set forth in ERISA Section
4043.

         1.58     "Securities Act" means the Securities Act of 1933, as amended.

         1.59 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

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         1.60     "Security Interest" means any mortgage, pledge, lien,
encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.61     "Seller" has the meaning set forth in the preface above.

         1.62 "Supply Agreement" has the meaning set forth in Section 7.1(d) below.

         1.63 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.64 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.65 "TEAMS" means the Test Event Activity Management Software computer program of the Company and any Modifications thereto.

         1.66 "Terminated Employees" has the meaning set forth in Section 6.8(a) below.

         1.67 "Third Party Claim" has the meaning set forth in Section 8.4 below.

         1.68 "Third Party Transferred IP" has the meaning set forth in Section 4.12(d) below.

         1.69     "Trademarks" has the meaning set forth in Section 6.10 below.

         1.70     "Transaction" has the meaning set forth in Section 2.1 below.

         1.71 "Transferred Employees" has the meaning set forth in Section 6.8(a) below.

         1.72 "Transferred IP" has the meaning set forth in Section 4.12(c) below.

         1.73     "WARN Act" has the meaning set forth in Section 6.8(d) below.

                                   ARTICLE II

                       PURCHASE AND SALE OF COMPANY SHARES

         2.1 Basic Transaction. Effective immediately and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from the Seller, and the Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer all of the Company Shares for the consideration specified below in this Article II (the "Transaction").

         2.2 Purchase Price. As consideration for the Seller's sale, conveyance, transfer, assignment and delivery of the Company Shares to the Buyer, the Buyer agrees to pay to the Seller at the Closing Two Hundred Fifty Thousand Dollars ($250,000) (the "Purchase Price") by delivery of a secured promissory note (the "Buyer Note") in the form of Exhibit 2.2 attached hereto in the aggregate principal amount of $250,000. In addition, the Buyer shall, at the Closing, grant the Seller the contingent right to receive an additional $200,000 (the "Earnout Purchase Price") as provided and subject to the conditions in
Section 2.4.

         2.3 Additional Consideration. From and after the Closing Date until the third anniversary thereof, for each test on a participant conducted with TEAMS, the Purchase Price shall be increased by $1.00 for each such test in year one, $0.75 for each such test in year two and $0.50 for each such test in year three; provided, however that if multiple tests shall be conducted on a single participant during a single testing event, the Purchase Price shall be increased only once for such multiple tests. From and after the Closing Date until the third anniversary thereof, the Buyer shall afford the Seller and its representatives on an annual basis, during normal business hours, reasonable access to the books, records and other data relating to the Buyer's or the Company's testing with TEAMS to allow the Seller to conduct one audit or review of the number of tests conducted by the Buyer or the Company during each annual period. The Buyer or the Company shall pay any such additional consideration to the Seller thirty (30) days after the end of each calendar quarter during such three year period (with respect to tests conducted during the quarter then ending).

         2.4      Earnout Payment.

                  (a) Earnout Performance and Earnout Certificate. On or before January 31, 2005, the Buyer shall prepare and deliver to the Seller a certificate (the "Earnout Certificate") stating the aggregate revenues (in accordance with GAAP) during the period beginning on the first day following the Closing Date and ending on December 31, 2004 (the "Earnout Period") of the Buyer, the Company and any Affiliate thereof under (i) the contracts listed in
Section 4.13 of the Disclosure Schedule (as defined in Article IV below) and
(ii) any agreements resulting from the Company's current negotiations with each of Keystone Marketing and Rite Aid (the "Earnout Performance").

                  (b) Review and Audit. The Seller shall have sixty (60) calendar days following the delivery of the Earnout Certificate to conduct an audit of the records of the Company and Buyer that are relevant to the Earnout Performance to verify the calculation of the Earnout Performance as set forth in the Earnout Certificate, and to deliver written notice to Buyer of any dispute regarding the calculation of the Earnout Performance (an "Earnout Dispute Notice"), with such audit to be conducted during reasonable hours and without material interference with the Buyer's or the Company's normal conduct of business. The Earnout Dispute Notice shall state with specificity the deficiencies asserted by the Seller with respect to the Buyer's asserted Earnout Performance (including the amount asserted by the Seller to be correct). Unless the Seller delivers to the Buyer an Earnout Dispute Notice during such sixty
(60) calendar day period, the Earnout Performance shall become binding on the Buyer and Seller at the end of such sixty (60) calendar day period. If the Seller delivers an Earnout Dispute Notice during such sixty (60) calendar day period, Seller and Buyer shall then use their reasonable efforts for fifteen (15) calendar days after the receipt by Buyer of such Earnout Dispute Notice to resolve, settle and agree upon the amount of the Earnout Performance. Upon such settlement and agreement, if any, the Earnout Performance as agreed upon shall become binding on Buyer and Seller. If the Seller and Buyer cannot agree upon all the proposed adjustments to the Earnout Performance during such fifteen (15) calendar period, each unresolved proposed adjustment shall thereafter be promptly be submitted for resolution to a mutually agreeable independent accounting firm (excluding all accounting firms engaged by the Seller, Buyer or any of their affiliates during the three preceding years). The Seller and Buyer will each furnish to such accounting firm such work papers, schedules and other documentation relating to the unresolved adjustments as the accounting firm may reasonably request. The decision of the accounting firm shall be based solely upon presentations by the Seller and Buyer, and not on any independent investigation or research, and shall be binding upon the Seller and the Buyer. The parties will instruct the accounting firm to deliver its written determination of the disputed issues with respect to the Earnout Performance within thirty (30) calendar days from the date of such presentations. The fees and expenses of the accounting firm shall be borne by the party whose asserted Earnout Performance most deviates from that determined by the dispute resolution process. The binding Earnout Performance is referred to herein as the "Final Earnout Performance."

                  (c) Earnout Payment. In the event that the Final Earnout Performance is equal to or greater than $2,000,000, the Seller shall be entitled to receive from the Buyer a payment in an amount equal to $200,000 (the "Earnout Payment"), with the Earnout Payment to be paid within 30 calendar days of the date the Earnout Payment becomes binding on the Buyer and Seller.

                  (d) Buyer Obligations. It is the present intent of the Parties to develop and actively promote the business of the Company to be operated by the Buyer (the "New Business") to the mutual advantage of the Buyer and the Seller. The Buyer agrees to operate the New Business in the ordinary course of the Buyer's other businesses and to provide reasonable support to the development, sale and customer support of the services provided by the Buyer in such areas as development, sales, marketing, quality assurance, contract administration, public relations, staffing and other direct business activities, all in accordance with the Buyer's standard practices and procedures for the allocation of such resources; provided, however, that except as provided in this
Section 2.4(d), the operations of the New Business shall at all times be subject to the management and control of the Buyer, in its sole discretion.

         2.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place contemporaneously with the execution and delivery of this Agreement at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California on December 23, 2002 (the "Closing Date").

         2.6 Deliveries at the Closing. At the Closing, (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) the Seller shall deliver to the Buyer stock certificates representing all of its Company

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Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer shall deliver to the Seller the Buyer Note.

         2.7 Excluded Assets and Liabilities. Prior to the Closing, the Seller shall cause the Company to distribute and assign to the Seller, and the Seller shall retain the following assets, liabilities and obligations (collectively referred to as the "Excluded Assets and Liabilities"):

                  (a) the Company's cash, cash equivalents and security deposits existing on the Closing Date, except for amounts relating to any testing services to be performed by the Company after the Closing Date;

                  (b) all of the Company's accounts receivable existing on the Closing Date, except for amounts relating to any testing services to be performed by the Company after the Closing Date;

                  (c) all of the Company's testing cassette inventory existing on the Closing Date;

                  (d) the Real Property Leases (as defined in Section 4.11) and leasehold improvements made to the premises related thereto;

                  (e) all of the Company's claims, causes of action and rights of refunds relating to or arising out of the Excluded Assets and Liabilities;

                  (f) all of the Company's Liabilities arising under or relating to all accounts payable and accrued expenses with respect to the period ending on or before the Closing, including all intercompany payables;

                  (g) all of the Company's Liabilities and the Seller's Liabilities in connection with that certain Right of First Refusal Agreement, dated as of November 23, 1999, by and between Johnson & Johnson Merck Consumer Pharmaceutical Co. ("Johnson & Johnson") and the Seller (the "Right of First Refusal Agreement");

                  (h)      the URL address "WellCheck.com"; and

                  (i) any and all other Liabilities of the Company, including without limitation in connection with any Employee Benefit Plan and the Terminated Employees (as defined in Section 6.7(a)).

         The Seller shall be solely responsible for satisfying, discharging or performing the foregoing liabilities and obligations on a timely basis in accordance with their respective terms. The Seller shall deliver to Buyer within 45 days of the Closing Date a balance sheet of the Company as of the Closing and reflecting the assignment and transfer of the Excluded Assets and Liabilities to the Seller.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

         3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3.1 are correct and complete as of the date of this Agreement:

                  (a) Organization of the Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and the Bill of Sale and Assignment and Assumption Agreement being executed by Seller concurrently herewith in connection with the distribution and assignment of the Excluded Assets and Liabilities as contemplated by Section 2.7 (the "Related Agreements") and to perform its obligations hereunder and thereunder. Each of this Agreement and the Related Agreements constitute the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Agreements.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, any provision of its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject; provided, however, that the Right of First Refusal Agreement referred to Section 3.1(f) shall not be governed by this Section 3.1(c), but shall instead be governed by Section 3.1(f) below.

                  (d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (e) Company Shares. The Seller holds of record and owns beneficially 100 Company Shares, which shares constitute all of the authorized and outstanding shares of the Company's capital stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  (f) Right of First Refusal Agreement. The Right of First Refusal Agreement does not apply to the Transaction, and neither the Buyer, the Company nor any Affiliate thereof will be subject to or bound by any of the terms and conditions of the Right of First Refusal Agreement after the Closing of the Transaction.

         3.2 Representations and Warranties of the Buyer . The Buyer represents and warrants to the Seller that the statements contained in this
Section 3.2 are correct and complete as of the date of this Agreement:

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer needs not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of their articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  (e) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (f) Buyer Financial Statements. The Buyer has furnished or made available to the Seller audited financial statements of the Buyer for the fiscal year ended December 31, 2001 and unaudited financial statements as of September 30, 2002 (collectively, the "Buyer Financial Statements") and the Buyer Financial Statements, including the notes to the audited Buyer Financial Statements, comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of the Buyer at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in the Buyer's accounting policies except as described in the notes to the Buyer Financial Statements.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Seller represents and warrants to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV (and other provisions of this Agreement to which it relates), and matters disclosed therein shall be deemed disclosed in respect of (a) the representation and warranty specifically corresponding to such lettered and numbered paragraph and (b) such other representation and warranty where such deemed disclosure would be reasonably apparent from the face of the disclosed exception.

         4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its charter or bylaws. The Company has no direct or indirect subsidiaries.

         4.2 Capitalization. The entire authorized capital stock of the Company consists of 100 Company Shares, all of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         4.4 Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         4.6 Financial Statements. The Company has delivered to the Buyer the following financial statements (collectively, the "Financial Statements"):
(a) the unaudited balance sheet and statement of operations as of and for the fiscal year ended March 29, 2002 for the Company which were included in the audited consolidated financial statements of the Seller for those periods; and
(b) the unaudited balance sheet and statement of operations (the "Most Recent Financial Statements") as of and for the twenty-six weeks ended September 27, 2002 (the "Most Recent Fiscal Month End") for the Company which were included in the unaudited consolidated financial statements of the Seller for such periods. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete and are consistent with the books and records of the Company (which books and records are complete and correct); provided, however, the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         4.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, other than with respect to the negotiations with the Buyer and its representatives regarding the transactions contemplated by this Agreement:

                  (a) the Company has not entered into any transaction except in the Ordinary Course of Business conducted on that date and consistent with past practices;

                  (b) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (c) the Company has not amended or terminated any Assumed Contract, or any material contract, agreement or license to which the Company is a party or by which it is bound;

                  (d) the Company has not experienced any damage to or destruction or loss of (whether or not covered by insurance) any Purchased Asset or any material assets, business or customer of the Company;

                  (e) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (f) there has been no change made or authorized in the charter or bylaws of the Company;

                  (g) the Company has not entered into or granted, or amended or modified the terms of, any employment agreement or arrangement with any of the Business Employees, including any grant of or change in the compensation of or benefits available to any such employee (other than ordinary increases consistent with past practice);

                  (h) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company; and

                  (i) the Company has not committed to any of the things described in the preceding clauses (a) through (h).

         4.8 Undisclosed Liabilities. The Company has no Liability (and to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet and (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

         4.9 Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         4.10     Tax Matters.

                  (a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company does not own an interest in any entity that is treated as a partnership for federal tax purposes.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                  (c) Neither the Seller nor any officer or director of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed, and the Company is not presently the subject of any audit, investigation or examination by any taxing authority and no such audit, investigation or examination has been proposed or threatened. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4.10 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and WellCheck.com, Inc. for taxable periods ended on or after March 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has made available to the Buyer correct and complete copies of all federal income Tax Returns filed by (or with respect to), examination reports issued to (or with respect to), and statements of deficiencies assessed against (or with respect to) or agreed to by (or with respect to) the Company since its incorporation.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e)      The Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) and (ii) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in preparing its financial statements and filing its Tax Returns.

         4.11 Real Property. The Company owns no real property. All real property leased by the Company is leased pursuant to one or more lease agreements listed on Section 4.11 of the Disclosure Schedule (the "Real Property Leases"), and, to the Seller's Knowledge, there is no material breach or default of any of the Real Property Leases, or any material term or provision thereof. The assignment and transfer of each Real Property Lease as contemplated by
Section 2.6 above will not constitute a breach or default under any such Real Property Lease, or the Company or the Seller will obtain the written consent of the other party thereto in connection with such assignment prior to the Closing.

         4.12     Intellectual Property.

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property, and the Transferred IP and the Third Party Transferred IP collectively is all Intellectual Property necessary for the operation of the business of the Company in all material respects as presently conducted. Except as provided otherwise in the Disclosure Schedule, each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                  (c) Section 4.12(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such licenses, agreements, and permissions (as amended to date). Section 4.12(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with the operation of its business in all material respects as presently conducted, and identifies any such trade names or trademarks to be transferred to the Buyer pursuant to this Agreement. With respect to each item of Intellectual Property required to be identified in
Section 4.12(c) of the Disclosure Schedule as Intellectual Property to be transferred to the Buyer pursuant to this Agreement (the "Transferred IP"):

                           (i) the Company possesses all right, title, and interest in and to the Transferred IP, free and clear of any Security Interest, license, or other restriction;

                           (ii) the Transferred IP is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                           (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Transferred IP; and

                           (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Transferred IP.

                  (d) Section 4.12(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 4.12(d) of the Disclosure Schedule (the "Third Party Transferred IP"):

                           (i) the license, sublicense, agreement, or permission covering the Third Party Transferred IP is legal, valid, binding, enforceable, and in full force and effect;

                           (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above);

                           (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying license;

                           (v) the Third Party Transferred IP is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vi) to the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability, of the underlying Third Party Transferred IP;

                           (vii) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

                           (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         4.13 Contracts. Section 4.13 of the Disclosure Schedule contains a list of all outstanding contracts (a) material to the Company, (b) pursuant to which the Company received (or was entitled to receive) or paid (or was purportedly reported to pay) Twenty-Five Thousand Dollars ($25,000) or more in the twelve (12) month period ended November 30, 2002, (c) involving an agreement with the Seller or its Affiliates, (d) pursuant to which the Company employs any Business Employees or offers or extends benefits thereto or (e) if not listed or disclosed pursuant to Section 4.12, involves any Intellectual Property (collectively the "Material Contracts"). Each such Material Contract and each Assumed Contract is valid, binding and enforceable against the Company subject to the effect of any applicable, bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights and remedies generally and, to the Seller's Knowledge, against the other parties thereto, in accordance with its terms. The Company has not received any notice that it is in default or breach of or is otherwise delinquent in performance under any such Material Contract or Assumed Contract, which default, breach or delinquency would reasonably be expected to have an Adverse Consequence. To the Seller's Knowledge, each of the other parties to the Material Contracts and the Assumed Contracts has performed in all material respects all obligations required to be performed by them, and is not in default in any material respect, under its respective Material Contract or Assumed Contract. The assignment and transfer of each contract or agreement of the Company as contemplated by Section 2.6 above will not constitute a breach or default under any such contract or agreement, or the Company or the Seller will obtain the written consent of the other party thereto in connection with such assignment prior to the Closing.

         4.14     [RESERVED]

         4.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.16 Insurance. Section 4.16 of the Disclosure Schedule lists each insurance policy to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the last two years, and sets forth the type of policy, the name of the insurer, the amount of coverage and the deductible and any ceiling with respect thereto. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Seller has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         4.17 Litigation. The Company (a) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is not a party or, to the Knowledge of the Seller and the directors and officers of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Company and its assets are not subject to any order, writ, judgment, injunction, decree, determination or award.

         4.18 Product Liability. The Company has no Liability (and to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company.

         4.19 Employees. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Seller and the directors and officers of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         4.20     Employee Benefits.

                  (a) Section 4.20 of the Disclosure Schedule lists each current Employee Benefit Plan covering current or former employees, directors or officers of the Company.

                           (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) is in material compliance with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan, or to which COBRA applies.

                           (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan within the time limits imposed by law and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan covering current or former employees, directors or officers of the Company or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid on time with respect to each such Employee Benefit Plan covering current or former employees, directors or officers of the Company which is an Employee Welfare Benefit Plan.

                           (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan is intended to meet the requirements of a "qualified plan" under Code Section 401(a), has received, or still has remaining a period in which to apply for without penalty, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and the Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter, or the IRS's refusal to issue such a letter.

                           (v) No Employee Pension Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

                           (vi) The Seller has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and material trust agreements, insurance contracts, and other funding agreements which relate to each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that the Company and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller and the Company, threatened.

                           (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Knowledge of the Seller and the Company, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller and the Company, threatened. None of the Seller and the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                           (iii) Neither the Company nor any ERISA Affiliate has incurred, and none of the Seller and the Company has any reason to expect that the Company or any ERISA Affiliate will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any Employee Pension Benefit Plan.

                           (iv) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

                           (v) Neither the Company nor any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA
                  Section 4201) under any Multiemployer Plan.

                           (vi) The Company has not promised to be provide, and does not maintain or contribute and has never maintained or contributed or ever has been required to contribute to any Employee Welfare Benefit Plan providing retiree medical, health, or life insurance or other welfare-type benefits for current or future retired employees, officers or directors of the Company, their spouses, or their dependents (other than in accordance with COBRA or similar state law).

         4.21 Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.22     Environmental, Health, and Safety Matters. To the Seller's
Knowledge:

                  (a) the Company, and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements in all material respects;

                  (b) without limiting the generality of the foregoing, the Company and its Affiliates has obtained and complied with, and is in compliance with, in all material respects all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and

                  (c) none of the Company, its predecessors or its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         4.23 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

         4.24 Certain Business Relationships with the Company. Except as otherwise contemplated herein, none of the Seller or its Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months, and none of the Seller or its Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company.

         4.25 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                   ARTICLE V

                                   [RESERVED]

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article VIII below).

         6.3 Transition. Except as otherwise provided herein, the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing.

         6.4 Confidentiality. The Parties agree that the information that the Seller and the Buyer have obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated by this Agreement, shall be governed by the terms of the Nondisclosure Agreement between the Buyer and the Seller dated May 28, 2002.

         6.5 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

         6.6 Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, (a) the Seller will not engage directly or indirectly in the business of providing testing services for human beings for the presence of the amount of blood cholesterol, liver damage or blood glucose that the Company conducts as of the Closing Date or for diabetes, blood pressure, asthma, allergy or bone mineral density screening (BMO) (collectively the "Restricted Business") and (b) the Buyer will not engage directly or indirectly in the business of developing, manufacturing and marketing diagnostic testing products that the Seller conducts as of the Closing Date; provided, however, that, nothing in this Section 6.6 shall (i) prevent the Seller from manufacturing, marketing and selling diagnostic products and cassettes for the testing of human beings or (ii) be binding upon any Person that acquires the Seller by merger or consolidation at any time immediately after the Closing, provided that such Person engages in the Restricted Business prior to the time of such acquisition. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.7 Buyer Note. The Buyer Note will be imprinted with a legend substantially in the following form:

                  The payment of principal and interest on this Note is subject to certain offset provisions set forth in a Stock Purchase Agreement dated as of December __, 2002 (the "Purchase Agreement") between the Maker of this Note, the original Payee of this Note and the original Payee's Subsidiary. This Note was originally issued on December __, 2002, and has not been registered under the Securities Act of 1933, as amended. This Note is subject to certain restrictions set forth in the Purchase Agreement and is not transferable, except as provided herein. The Maker of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

         6.8      Agreements Relating to Employees and Employee Plans.

                  (a) Termination of Employees/Employee Offers. All employees of the Company are set forth in Schedule 6.8, and the Company shall terminate the employment of all such employees on or prior to the Closing Date. The Buyer or the Company shall offer employment (the "Employment Offer") to any employees of the Company on or after the Closing Date in the sole discretion of the Buyer or the Company. Such Employment Offers shall provide similar benefits in the aggregate (including, without limitation, health, dental, pension, incentive and equity-based benefits) as are offered to similarly situated employees of the Buyer or the Company. Former employees of the Company who accept such Employment Offers shall become employees of the Buyer or the Company effective on the effective date of such Employment Offers (the "Transferred Employees"). All employees of the Company other than the Transferred Employees shall be referred to in this Agreement as the "Terminated Employees."

                  (b) Benefits. The Seller shall cause such action to be taken so that effective as of the Closing Date, the Transferred Employees shall cease all participation in the Seller Employee Benefit Plans, and the Company shall cease to be a participating employer with respect to such Seller Employee Benefit Plans. The Seller will cause all required notifications concerning the termination of participation in such plans to be given to the Transferred Employees and, if applicable, the Terminated Employees. The Seller is, and shall remain, solely responsible for any and all liabilities and obligations, whether contractual or statutory, with respect to the Terminated Employees, including, without limitation, any liabilities or obligations with respect to severance pay or Seller Employee Benefit Plans. The Buyer agrees that the service of each Employee with the Company who becomes a Transferred Employee shall be counted for purposes of determining such employee's eligibility to participate in and vesting under the Buyer's Employee Pension Benefit Plan if allowable under the terms of such plans. The Buyer shall have no liability under the Seller Employee Benefit Plans for any claims incurred before or after the Closing (whether or not paid or presented before Closing), or for any liabilities arising from any failure of such plans before or after the Closing to comply with the requirements of ERISA, the Code or regulations thereunder.

                  (c) COBRA. The Seller shall provide the Terminated Employees and the Transferred Employees with any notices and continuation of health benefits coverage which are required to be provided by the Company or the Seller under Part 6 of Subtitle B of Title I of ERISA or, if applicable,
Section 4980B of the Code as a result of their termination of employment by the Company on or before the Closing Date.

                  (d) Liability for Certain Matters. The Seller shall indemnify the Buyer and the Company and hold the Buyer and the Company harmless against any Liability, cost and expense resulting from the failure of the Seller or the Company to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar statute of any state, and any termination or severance pay to Terminated Employees in each of the jurisdictions in which such Terminated Employees are located.

         6.9 Buyer as Seller's Preferred Provider. From and after the Closing Date and until the third anniversary thereof and provided that the Buyer has not failed to cure a default within the time period provided in Section 13.2 of the Supply Agreement, the Seller shall cause the Buyer to be the "preferred provider" to the Seller for testing services. The Seller shall use its commercially reasonable efforts to cause its employees, agents and sales representatives to refer to the Buyer as the Seller's preferred provider for testing services in communications, written or oral, with the Seller's customers. Such employees, agents and sales representatives shall notify the Buyer regarding opportunities to provide testing services.

         6.10 Trademarks. If within six (6) months after the Closing the Buyer desires to enter into an agreement with Johnson & Johnson that, among other things, secures the Buyer's right to hold and use the trademarks set forth in Section 4.12(c) of the Disclosure Schedule (the "Trademarks"), the Seller shall take such further action (including the execution and delivery of such further instruments and documents) as the Buyer may reasonably request, all at the sole cost and expense of the Buyer (unless the Buyer is entitled to indemnification therefor under Article VIII below). The Buyer, during the six (6) month period described in the preceding sentence or until the execution of the agreement with Johnson & Johnson described above, if earlier, shall reimburse Seller for the reasonable costs and expenses incurred by Seller in validly maintaining the Trademarks unless Buyer or the Company requests Seller to permit such Trademarks to lapse.

         6.11 Release. For and in consideration of the Closing, the Seller hereby releases and forever discharges, for itself, its successors and assigns (collectively the "Releasing Parties") the Company and its officers, directors, shareholders and assignees (collectively the "Released Parties") of and from any and all manner of actions, proceedings, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, at law or in equity (collectively the "Claims"), which the Releasing Parties or any of them now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Company, arising or existing during the period of time from the Company's inception to the date of this Agreement, provided, however, that nothing herein shall be construed as a release of any of the Releasing Parties' rights under the Agreement or the Released Parties' obligations under the Agreement. The Seller, acting in its capacity as a Releasing Party, agrees that if the Releasing Parties, or one of them, commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, then the Seller shall pay to the Released Party, in addition to any other damages, direct or indirect, all attorney' fees incurred in defending or otherwise responding to such suit or Claims.

                                  ARTICLE VII

                              DELIVERIES AT CLOSING

         7.1 Deliveries of the Seller. At the Closing, the Seller and the Company shall deliver to the Buyer the following:

                  (a) Consents from each party listed in Schedule 7.1 attached hereto;

                  (b) Evidence reasonably satisfactory to the Buyer that the Excluded Assets and Liabilities have been properly assigned to the Seller prior to the Closing Date;

                  (c) General releases in form and substance as set forth in Exhibit 7.1(c) attached hereto (the "Releases"), duly executed by Seller, Sharen and Dixon Wilson and Thomas and Vikki Chauvin, and the Releases shall be in full force and effect;

                  (d) A purchase and supply agreement in form and substance as set forth in Exhibit 7.1(d) attached hereto (the "Supply Agreement"), duly executed by Seller;

                  (e) The Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit 7.1(e) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (f) The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company; and

                  (g) Such other consents, agreements, documents or instruments that the Buyer may reasonably request.

         7.2 Deliveries of the Buyer. At the Closing, in addition to those deliveries set forth in Section 2.5 above, the Buyer shall deliver to the Seller the following:

                  (a)      The Supply Agreement, duly executed by the Buyer;

                  (b)      The Buyer Note, duly executed by the Buyer; and

                  (c) Such other consents, agreements, documents or instruments that the Seller may reasonably request.

                                  ARTICLE VIII

                     REMEDIES FOR BREACHES OF THIS AGREEMENT

         8.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Article III and
Article IV above (other than Section 3.1(f), Section 4.1, Section 4.2, Section
4.10 and Section 4.12) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. The representations and warranties of the Seller contained in
Section 3.1(f) shall survive the Closing hereunder and continue in full force and effect until the earlier to occur of (i) such time as the Buyer and/or the Company and Johnson & Johnson shall have entered into an agreement regarding the Trademarks in accordance with Section 6.10 of this Agreement and (ii) one (1) year after the Closing. The representations and warranties of the Seller contained in Section 4.12 shall survive the Closing hereunder and continue in full force and effect for a period of three years thereafter. All other representations, warranties, covenants and agreements of each of the Parties under this Agreement (other than those of the Seller in Section 3.1(f) and Section 4.12 but including those of the Seller in Section 4.1, Section 4.2, and
Section 4.10) shall survive the Closing for the period of the applicable statute of limitations (which with respect to Section 4.10 means the statute of limitations for the underlying claims that constitute a breach of, or are the subject of, such representations or warranties) plus any extensions or waivers granted or imposed with respect thereto.

         8.2      Indemnification Provisions for Benefit of the Buyer.

                  (a) In the event that the Seller breaches any of its representations and warranties set forth in Articles III or IV, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
Section 8.4 below within such survival period, then the Seller agrees to indemnify the Buyer and the Company from and against any Adverse Consequences (subject to Section 8.6 below) the Buyer or the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                  (b) Provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.4 below within the applicable survival period, the Seller agrees to indemnify the Buyer and the Company from and against any Adverse Consequences (subject to Section 8.6 below) the Buyer or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (i) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.2) to the portion of such period beginning before and ending on the Closing Date), other than Taxes attributable to actions taken by the Buyer on the Closing Date and (ii) for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (c) Provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.4 below within the applicable survival period, the Seller agrees to indemnify the Buyer and the Company from and against any Adverse Consequences (subject to Section 8.6 below) the Buyer or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company arising out of or in connection with (i) the ownership or operation of the Company on or prior to the Closing Date, (ii) the Excluded Assets and Liabilities, or (iii) the breach by Seller of any covenant or agreement of the Seller under this Agreement.

         8.3 Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8.4 below within such survival period, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences (subject to 8.6) the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

         8.4 Indemnification Procedures. If the Buyer, Company or Seller seeks indemnification under this Article VIII, such party (the "Claimant") shall promptly give notice thereof by delivering an Officer's Certificate to the party the Claimant claims it is entitled to indemnification from under this Article VIII (the "Payor"). The Payor may object to such claim by delivering written notice to the Claimant specifying the basis for the Payor's objection (an "Objection Notice"), within thirty (30) calendar days following receipt by the Payor of notice from the Claimant regarding such claim. For the purposes of this Agreement, "Officer's Certificate" shall mean a certificate signed by any officer of the Payor: (a) stating that the

Claimant has paid, sustained, incurred or properly accrued, or reasonably anticipates that it shall have to pay, sustain, incur or accrue Adverse Consequences, and (b) specifying in reasonable detail the individual items of Adverse Consequences included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or Liability to which such item is related.

         8.5      Matters Involving Third Parties.

                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall notify each Indemnifying Party thereof in writing in accordance with Section 8.4; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                  (d) In the event any of the conditions in Section 8.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

         8.6 Limitation of Liability. Notwithstanding anything to the contrary in this Article VIII, the Seller shall have no liability under Section
8.2 for any Adverse Consequences incurred by Buyer or the Company unless and until the aggregate amount of such Adverse Consequences exceeds $10,000 (the "Minimum Claim Amount"), provided that upon incurring Adverse Consequences in an amount that exceeds the Minimum Claim Amount, Buyer or the Company shall be entitled to indemnification under this Article VIII for the full amount of such Adverse Consequences, subject to the following sentence. Notwithstanding anything to the contrary in this Article VIII, the aggregate liability of the Seller under Section 8.2 shall not exceed $450,000 (the "Maximum Liability"), except for (i) the indemnification obligations of Seller under this Article VIII with respect to the representations and warranties of Seller in Section 3.1(f), for which Seller shall indemnify the Buyer and the Company from and against any and all reasonable attorneys' fees and/or litigation preparation expenses and costs, including without limitation investigation, research and preparation expenses and costs, the Buyer and the Company may suffer in connection with the Right of First Refusal Agreement, with such indemnification obligation of Seller not to exceed $100,000 and not to be counted or applied against the Maximum Liability and for which the right of offset set forth in Section 8.7 shall not be the sole and exclusive remedy of the Buyer and the Company and (ii) the indemnification obligations of Seller under this Article VIII with respect to the covenant of Seller in Section 6.6, for which Seller shall indemnify the Buyer and the Company from and against any Adverse Consequences the Buyer and the Company may suffer in an amount not to exceed $2,000,000, which amount shall include, and not be in addition to, the Maximum Liability, and for which the right of offset set forth in Section 8.7 shall not be the sole and exclusive remedy of the Buyer and the Company. Third party expenses such as attorneys' fees and costs shall be included in the amount that comprises Adverse Consequences and shall count toward the Minimum Claim Amount and the Maximum Liability, and Adverse Consequences incurred by the Buyer and the Company shall be aggregated together for purposes of determining whether the Minimum Claim Amount or the Maximum Liability has been attained.

         8.7 Indemnity Offset Against Buyer Note and Earnout Payment. Upon compliance with Section 8.4, Section 8.5 and Section 8.8, as applicable, the Buyer shall have the right to offset, on a dollar for dollar basis, all or any part of any Adverse Consequences it or the Company may suffer against any amounts payable and not yet paid or any amounts paid to the Seller under the Buyer Note or pursuant to Section 2.4 by notifying the Seller in writing that the Buyer is reducing the principal amount outstanding under the Buyer Note or the amount due under Section 2.4 or is requesting Seller to repay to Buyer amounts paid by Buyer to Seller under the Buyer Note or Section 2.4; provided, however, that such right of offset shall terminate upon the lapse of the applicable survival period set forth in Section 8.1. The right of offset against the Buyer Note shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. Any amounts that the Buyer has previously paid to the Seller under the Buyer Note or Section 2.4 hereunder are subject to the right of offset, which shall be effected by Seller repaying such amounts to Buyer within thirty (30) business days of such amount becoming binding upon Seller hereunder.

         The right of offset described in this Section 8.7 shall be the sole and exclusive remedy of the Buyer for any Adverse Consequences arising under this Agreement, except as provided Section 8.6.

         8.8      Resolution of Conflicts: Arbitration.

                  (a) If the Seller shall object in writing to any claim or claims made in any Officer's Certificate to recover the losses sustained as a result of any Adverse Consequences within thirty (30) days after delivery of such Officer's Certificate, the Seller and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and the Buyer so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the Buyer Note shall promptly be adjusted by the amount of the claim agreed upon as described in
Section 8.6.

                  (b)      If no such resolution can be reached within sixty
(60) days after delivery of the Officer's Certificate, the dispute shall be resolved by final and binding arbitration before a three arbitrator panel conducted under the auspices of the American Arbitration Association. In order to invoke arbitration of the dispute, a party to the dispute may demand arbitration of the matter by delivering a letter to the other party stating such demand ("Demand Letter"), unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained (provided that the rights of any person entitled to indemnification under this Article VIII shall not be prejudiced by any delay in determining the amount of such claim) or all parties to the dispute agree to arbitration. Within ten (10) days after Demand Letter is delivered, the parties on each of the two sides to the dispute shall each select one arbitrator, and thereafter the two arbitrators so selected shall select a third arbitrator. The decision of the majority of the arbitrators as to the validity and amount of any claim pursuant to this Agreement shall be binding and conclusive upon the parties to this Agreement.

                  (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wayne, Pennsylvania under the commercial rules then in effect of the American Arbitration Association. The costs of arbitration shall be borne by the party incurring such costs unless otherwise specified in certain other provisions of this Agreement.

                                   ARTICLE IX

                                   TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

         9.1 Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared with any and all assistance required from the Seller and file or cause to be filed all Tax Returns for the Company for Tax periods ending on or before the Closing Date which are required to be filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of the Company and other than separate company income Tax Returns of the Company for periods on or before the Closing Date. Section 9.1 of the Disclosure Schedule lists all Tax Returns required to be filed by the Company during its fiscal year, along with the required due date therefor. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall advance to the Buyer the Buyer's reasonable estimate of the Taxes of the Company with respect to the pre-Closing Tax period (based on such Tax Returns) within fifteen (15) days after the Buyer's delivery of written notice thereof. To the extent that the actual amount of such Taxes attributable to the Seller hereunder is less than the amount advanced, the Buyer shall refund the difference to the Seller. To the extent that the actual amount of such Taxes attributable to the Seller hereunder is more than the amount advanced, the Seller shall reimburse the Buyer for such difference within fifteen (15) days after payment thereof by the Buyer.

         9.2 Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, such Tax shall be apportioned to each day in the relevant Tax period on a pro rata basis, and in the case of any Tax based upon or related to income or receipts, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. The portion of any Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) be payable by the Seller, and (b) shall not include any Taxes attributable to actions taken by the Buyer on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         9.3      Cooperation on Tax Matters.

                  (a) The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         9.4 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

         9.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         9.6 Section 338(h)(10) Election. The Buyer shall, at the request of the Seller, join with the Seller in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "Election") with respect to the purchase of all of the capital stock of the Company. The Buyer and the Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including agreeing upon an allocation of the purchase price (including any assumed liabilities) among the assets of the Company in accordance with the provisions of Code Section 338 and the regulations promulgated thereunder and filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338 of the Code or any successor provisions (and all corresponding state and local tax laws). The Buyer and the Seller shall report the purchase of the Company Shares pursuant to this Agreement consistent with the Election (including the allocation of the purchase price agreed upon by the parties in connection therewith).

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (a) assign any or all of their rights and interests hereunder to one or more of their wholly owned subsidiaries and (b) designate one or more of their wholly owned subsidiaries to perform their obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of their obligations hereunder).

         10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:

                  Cholestech Corporation
                  3347 Investment Boulevard
                  Hayward, California  94545-3808
                  Attention:  Chief Financial Officer
                  Facsimile:  (510) 732-7229

                  With a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California  94304-1050
                  Attention:  Robert P. Latta, Esq.
                  Facsimile:  (650) 493-6811

                  If to the Buyer:

                  ImpactHealth.com, Inc.
                  955 Chesterbrook Boulevard, Suite 305
                  Wayne, Pennsylvania  19087
                  Attention:  Jim Gallagher, Chief Financial Officer
                  Facsimile:  (610) 337-4544

                  With a copy to:

                  Neal, Gerber & Eisenberg
                  2 North LaSalle Street, Suite 2100
                  Chicago, Illinois 60602
                  Attention:  Jonathan D. Wasserman, Esq.
                  Facsimile:  (312) 269-1747

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         10.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.10 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Company has not borne or will not bear the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         10.12 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.13 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement including without limitation
Section 6.2 and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.14 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         10.14 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Philadelphia, Pennsylvania, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                    BUYER:

                                    IMPACTHEALTH.COM, INC.

                                    By:    /s/ John Michael McNamara
                                           -------------------------------------
                                    Name:  John Michael McNamara
                                    Title: Chief Executive Officer

                                    SELLER:

                                    CHOLESTECH CORPORATION

                                    By:   /s/ Warren E. Pinckert II
                                          -------------------------------------
                                          Warren E. Pinckert II
                                          President and Chief Executive Officer

                                    COMPANY:

                                    WELLCHECK INC.

                                    By:   /s/ Warren E. Pinckert II
                                          -------------------------------------
                                          Warren E. Pinckert II
                                          President

            EXHIBITS OMITTED FROM THE STOCK PURCHASE AGREEMENT BY AND
     AMONG IMPACTHEALTH.COM, INC., CHOLESTECH CORPORATION AND WELLCHECK INC.

Exhibit 2.2 - Form of Buyer Note

Exhibit 6.8 - Business Employees

Exhibit 7.1(c) - Form of Releases

Exhibit 7.1(d) - Form of Supply Agreement

Exhibit 7.1(e) - Form of Opinion of Counsel to the Seller

Disclosure Schedule - Exceptions to the Representations and Warranties
                      Concerning the Company

         Cholestech Corporation agrees to furnish supplementally a copy of any of the foregoing Exhibits to the Commission upon request.